Exhibit 99.1

NEWS RELEASE

Tanger Outlets Closes on Recast of Unsecured Revolving Lines of Credit
Reduces LIBOR Spread & Facility Fee by a Combined 80 Basis Points
Increases Total Capacity to $520 Million
Extends Maturity to November 2015

GREENSBORO, NC, November 14, 2011 -- Tanger Factory Outlet Centers, Inc. (NYSE: SKT), today announced its operating partnership, Tanger Properties Limited Partnership, has amended its $400 million in unsecured revolving lines of credit, increasing total capacity to $520 million and extending maturity through November 2015.
“This recast not only extends maturity of our lines by two years, it brings our revolvers in line with current market conditions, reducing our LIBOR spread and facility fee by a combined 80 basis points annually,” commented Steven B. Tanger, President and Chief Executive Officer. “The expansion of our lines increases capacity by 30%, affording us maximum flexibility in refinancing our $150 million bridge loan prior to its maturity. Together with the free cash flow generated by our operations, this additional capacity leaves us well positioned to fuel our pipeline for future growth,” he added.
The maturity date of the amended lines is November 10, 2015, and the Company has an option to extend them for one year to November 10, 2016. At closing the facilities bear interest at a spread over LIBOR of 125 basis points plus a 25 basis point annual facility fee, based on the operating partnership's current long-term debt rating. Previously, the spread was 190 basis points and the annual facility fee was 40 basis points.
The facilities include a $20 million bilateral liquidity facility for which Bank of America, N.A. is the sole Lender, as well as a $500 million syndicated line for which Bank of America Merrill Lynch, Wells Fargo Securities, LLC, and U.S. Bank, N.A. are Joint Bookrunners and Joint Lead Arrangers. The syndicated line may be increased to $750 million through an accordion feature in certain circumstances. In addition, the syndicated facility now includes a money market competitive bid feature that will allow Tanger to benefit from any further compression in market spreads, as well as a $100 million multi-currency sublimit that may be used for Canadian dollar borrowings. Participating banks are as follows:

Name of Institution	Facility Title
Bank of America, N.A.	Administrative Agent
Wells Fargo Bank, N.A.	Syndication Agent
U.S. Bank, N.A.	Syndication Agent
SunTrust Bank	Documentation Agent
Branch Banking and Trust Company	Documentation Agent
PNC Bank, N.A.	Lender
Regions Bank	Lender
Royal Bank of Canada	Lender
The Bank of Nova Scotia	Lender

Tanger Factory Outlet Centers, Inc., (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has an ownership interest in, a portfolio of 38 upscale outlet shopping centers in 25 states coast to coast, totaling approximately 11.7 million square feet leased to over 2,400 stores operated by more than 415 different brand name companies. More than 175 million shoppers visit Tanger Outlet Centers annually. For more information on Tanger Outlet Centers, call 1-800-4 TANGER or visit the Company's web site at www.tangeroutlet.com.
Certain matters discussed in this press release regarding refinancing strategy and the Company's future growth are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to,

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Continued availability of borrowing under this facility and extending the maturity date under the one year option are subject to Tanger satisfying certain financial covenants and meeting other customary conditions.

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Increasing the maximum borrowings under the accordion feature is subject to obtaining additional commitments from lenders, which could be impacted by changes in our financial condition, the economy, or the capital markets.

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Actual annual costs under the credit facility will be higher than LIBOR plus the interest rate spread because of other fees and expenses associated with the facility. The interest rate spread is subject to adjustment should there be a change in the operating partnership's credit ratings.

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The risks associated with general economic and local real estate conditions, the availability and cost of capital, the Company's ability to lease its properties or to develop and successfully operate new properties, the Company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition.

For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
Contact:
Frank C. Marchisello, Jr.
Executive Vice President and Chief Financial Officer
Tanger Factory Outlet Centers, Inc.
+1-336-834-6834